EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-133116 on Form S-11 of our report dated March 31, 2008, relating to the consolidated financial statements of Behringer Harvard REIT I, Inc. and subsidiaries as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and of our report dated March 31, 2008 related to the financial statement schedules appearing in the Prospectus Supplement, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 24, 2008